Exhibit 99.1
CENTERPOINT ENERGY RECEIVES APPROVAL TO DEPLOY INTERACTIVE
METERS ACROSS ENTIRE FOOTPRINT OVER NEXT FIVE YEARS
NEW METERS WILL PROVIDE CONSUMERS POWERFUL NEW TOOL TO BETTER
UNDERSTAND AND MANAGE ELECTRIC USAGE IN NEAR REAL-TIME
HOUSTON — December 18, 2008 — CenterPoint Energy, Inc.’s (NYSE:CNP) electric transmission and distribution subsidiary, CenterPoint Energy Houston Electric, today received approval from the Public Utility Commission of Texas (PUC) to deploy an advanced metering system (AMS) across its service territory over the next five years. The company plans to begin installing meters in March 2009. This innovative technology should encourage greater energy conservation by giving Houston-area electric consumers the ability to better monitor and manage their electric use and its cost in near real time.
“We’re pleased that the PUC approved the settlement agreement to deploy this new technology,” said Tom Standish, Regulated Operations group president for CenterPoint Energy. “We’d also like to thank the parties for working collaboratively to find an equitable solution. We strongly believe that this new metering technology is the first step in moving the electric grid into the digital age.”
The company will recover the cost for the interactive meters through a monthly surcharge to all REPs over 12 years. The surcharge for each residential consumer for the first 24 months, beginning in February 2009, will be $3.24 per month; thereafter, the surcharge is scheduled to be reduced to $3.05 per month. These amounts are subject to upward or downward adjustment in future proceedings to reflect actual costs incurred and to address required changes in scope. CenterPoint Energy projects capital expenditures of approximately $640 million for the installation of the interactive meters and corresponding communication and data management systems over the five-year deployment period.
CenterPoint Energy, Inc., headquartered in Houston, Texas, is a domestic energy delivery company that includes electric transmission & distribution, natural gas distribution, competitive natural gas sales and services, interstate pipelines, and field services operations. The company serves more than five million metered customers primarily in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma, and Texas. Assets total over $19 billion. With about 8,600 employees, CenterPoint Energy and its predecessor companies have been in business for more than 130 years. For more information, visit the Web site at www.CenterPointEnergy.com.
This news release includes forward-looking statements. Actual events and results may differ materially from those projected. The statements in this news release regarding future financial performance and results of operations and other statements that are not historical facts are forward-looking statements. Factors that could affect actual results include the timing and outcome of appeals from the true-up proceedings, the timing and impact of future regulatory, legislative and IRS decisions, effects of competition, weather variations, changes in CenterPoint Energy’s or its subsidiaries’ business plans, financial market conditions, the timing and extent of changes in commodity prices, particularly natural gas, the impact of unplanned facility outages, and other factors discussed in CenterPoint Energy’s and its subsidiaries’ Form 10-Ks for the period ended December 31, 2007, CenterPoint Energy’s Form 10-Qs for the period ended March

31, 2008, June 30, 2008 and September 30, 2008, and other filings with the Securities and Exchange Commission.
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